Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Ionetix Corp

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	457(a)	5,000,000	$3.00	$15,000,000.00	0.0001381	$2,071.50
Equity	Common Stock, $0.0001 par value per share	(2)	Other	6,604,631	$0.72	$4,755,334.32	0.0001381	$656.71

Total Offering Amounts:						$19,755,334.32		2,728.21
Total Fee Offsets:
Net Fee Due:								$2,728.21

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.0001 par value (“Common Stock”), of Ionetix Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

Represents shares of Common Stock available for issuance under the Ionetix Corporation 2026 Equity Incentive Plan.

Estimated in accordance with Rule 457(a) and (h) solely for the purposes of calculating the registration fee on the basis of $3.00 per share, which is the price per share at which the Registrant most recently sold shares of its Common Stock in a private placement offering that closed on April 9, 2026. The Registrant believes, as there currently is no market for the securities to be offered, that the estimated value determined pursuant to Rule 457(a) is a more reasonable estimate of the offering price of the shares than the book value that would be determined pursuant to Rule 457(h).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.0001 par value (“Common Stock”), of Ionetix Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

Represents 6,604,631 shares of the Common Stock issuable with respect to Ionetix (as defined below) options and other outstanding awards (including restricted stock) assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated as of April 9, 2026, by and among the Registrant, Ionetix Radioisotopes, Inc. (formerly known as Ionetix Corporation) (“Ionetix”) and JDEV Merger Subsidiary (such Ionetix options and other outstanding awards were previously granted pursuant to the Ionetix Corporation Amended and Restated 2010 Equity Compensation Plan (the “2010 Plan”) and the Ionetix Corporation 2016 Equity Incentive Plan (the “2016 Plan”)).

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2010 Plan and the 2016 Plan.